AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger is made and entered into as of September 30, 2004 by and among Mobilepro Corp., a Delaware corporation (“Buyer”), MVCC Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Buyer (“Buyer Sub”) and CloseCall America, Inc., a Maryland corporation (the “ Company”).

RECITALS

WHEREAS, on August 31, 2004, Buyer, Buyer Sub and the Company entered into a certain Agreement and Plan of Merger (the “Agreement”); and

WHEREAS, Buyer, Buyer Sub and the Company desire to modify certain provisions of the Agreement.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto agree as follows:

1.    Section 1.2 of the Agreement is hereby amended to read in its entirety as follows:

Effect of the Merger; Closing. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law and Maryland Law. At the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer Sub not paid by the Company or Buyer Sub, respectively, at or before Closing will become the debts, liabilities and duties of the Surviving Corporation. The Closing of the Merger shall take place at the offices of Schiff Hardin LLP, located at 1101 Connecticut Ave., Suite 600, Washington, DC 20036, at a time and date to be specified by the parties, which shall be on the earlier of (i) the second business day after the satisfaction of the conditions set forth in ARTICLE V, or (ii) October 31, 2004. For purposes of this Agreement, the date of the Closing shall be known as the “Closing Date.”

1

2.    Section 6.1(b) of the Agreement is hereby amended to read in its entirety as follows:

“ (b) by either the Company or Buyer if the Merger shall not have been consummated by October 31, 2004 for any reason; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;”

3.    This Amendment No. 1 to the Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

4.    Except as amended hereby, the terms of the Agreement shall remain in full force and effect and are incorporated herein by reference.

5.    Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

6.    This Amendment No. 1 to the Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, Buyer, Buyer Sub and the Company have executed this Agreement as of the date first written above.

MOBILEPRO CORP.

By:	/s/ Jay O. Wright
Name:	Jay O. Wright
Title:	President and CEO

MVCC ACQUISITION CORP.

By:	/s/ Kevin Kuykendall
Name:	Kevin Kuykendall
Title:	President

CLOSECALL AMERICA, INC.

By:	/s/ Tom Mazerski
Name:	Tom Mazerski
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

3